Exhibit 2.3


      FIRST AMENDMENT dated as of the 30th day of December, 2005 (this "First Amendment") between Checkpoint Systems, Inc., a Pennsylvania corporation ("Seller") and Sielox, LLC, a Delaware limited liability company (the "Purchaser").

      WHEREAS, Purchaser and Seller are parties to that certain Asset Purchase Agreement dated as of November 4, 2005 (the "Asset Purchase Agreement"); and

      WHEREAS, Purchaser and Seller desire to amend certain provisions of the Asset Purchase Agreement in the manner provided herein.

      NOW, THEREFORE, in for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Section 4.1 of the Asset Purchase Agreement shall be amended and restated as follows:

            Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall be deemed effective on either of the following dates, as determined by Purchaser in its sole discretion: (i) as of the end of business on December 30, 2005, or (ii) the date on which the wire transfer of the Purchase Price is made by Purchaser pursuant to
      Section 3.1 of the Agreement (the "Closing Date").

2. Section 9.2(b) of the Asset Purchase Agreement shall be amended and restated as follows:

            Purchaser's Agreement to Indemnify. Subject to the terms and conditions of this Article IX, Purchaser hereby agrees to indemnify, defend and hold harmless Seller and its members, officers, directors, employees, agents, Affiliates, successors and permitted assigns (the "Seller Group"), after consummation of the Closing, from and against any and all Damages incurred by any member of the Seller Group to the extent arising from or attributable to (i) the breach of any representation or warranty of Purchaser contained in this Agreement or any of the Other Agreements, (ii) any breach of any covenant or agreement of Purchaser contained in this Agreement or any of the Other Agreements, (iii) the Assumed Liabilities or (iv) any liability directly caused by Purchaser's decision to deem the Closing Date to be as of December 30, 2005, however, only to the extent such liability would not have been incurred by a member of the Seller Group if payment of the Purchase Price was made on December 30, 2005. Claims by any member of the Seller Group under this Section 9.2
      (b) are referred to individually as a "Seller Claim" or collectively, as "Seller Claims," and Seller Claims together with Purchaser Claims are herein collectively referred to as "Claims" and each a "Claim."

3. Section 10.1(b) of the Asset Purchase Agreement shall be amended and restated as follows:

            (b) by the Seller, if Purchaser shall have materially breached or failed in any respect to comply with any of its covenants, agreements or obligations under this Agreement, or if any of the representations and warranties of Purchaser contained in this Agreement shall have been inaccurate in any material respect when made or become inaccurate in any respect at any time prior to the Closing;

4. Section 10.1(c) of the Asset Purchase Agreement shall be amended and restated as follows:

            (c) by Purchaser, if Purchaser is unable to obtain the Auditor's Opinion by January 5, 2006.

5. The first clause of Section 10.1(d) of the Asset Purchase Agreement shall be amended and restated as follows:

            (d) by the Seller or the Purchaser, if the Closing shall not have occurred on or prior to January 5, 2006;

6. The following paragraph shall be inserted as Section 7.11 of the Asset Purchase Agreement:

            7.11 Escrow of Signature Pages.Seller and Purchaser shall deposit their duly executed signature pages to each of the Other Agreements and any other agreements contemplated by the Asset Purchase Agreement with Herrick, Feinstein LLP, legal counsel of Purchaser ("HF") on the date hereof. HF hereby agrees to hold such signature pages in escrow until the first to occur of: (a) such time that the Audit Opinion is delivered to Purchaser and payment of the Purchase Price is made in accordance with
      Section 3.1 of this Agreement or (b) the termination of this Agreement in accordance with Section 10.1 of this Agreement. Upon receipt of the Audit Opinion by Purchaser and the payment of the Purchase Price in accordance with Section 3.1, HF shall release Purchaser's signature pages to Seller and shall release Seller's signature pages to Purchaser. Upon termination of this Agreement in accordance with Section 10.1 of this Agreement, HF shall release Purchaser's signature pages to Purchaser and shall release Seller's signature pages to Seller.

7. This First Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, permitted successors and assigns and shall be governed by and interpreted in accordance with the laws of the State of New Jersey, without giving effect to conflict of laws principles thereof.

8. This First Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9. Except as amended hereby, the Asset Purchase Agreement is hereby confirmed and the terms and provisions thereof, unless modified herein, shall remain in full force and effect.

      IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first written above.

                                   Checkpoint Systems, Inc.


                                   By:___________________________
                                      Name:
                                      Title:


                                   Sielox, LLC


                                   By:___________________________
                                      Name:
                                      Title:

                                   Solely with respect to the applicable
                                   provisions of Paragraph 6 above:


                                   Herrick, Feinstein LLP


                                   By:___________________________
                                      Name:
                                      Title: